Exhibit 99.1

Poniard Pharmaceuticals Completes
$75 Million Public Offering of Common Stock

South San Francisco, Calif. (April 30, 2007) — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD) announced today the completion of its public offering of 11,848,341 shares of its common stock, which number of shares included the underwriters’ exercise in full of their option to purchase up to 1,545,436 shares to cover over-allotments, at a public offering price of $6.33 per share.  The net proceeds to the company from the sale of shares of its common stock in this offering will be approximately $70 million, after payment of underwriting discounts and commissions and estimated offering expenses.   CIBC World Markets Corp. and Lazard Capital Markets LLC acted as joint book-running managers in this offering.  Pacific Growth Equities, LLC, Leerink Swann & Co., Inc. and Fortis Securities LLC acted as co-managers.

“This financing represents an important milestone for Poniard because it provides us with significant resources to continue the clinical development of picoplatin, including our ongoing clinical trials in small cell lung cancer, colorectal cancer and prostate cancer, as well as our clinical study evaluating an oral formulation of picoplatin,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard.  “We believe that the growing use of platinum-based chemotherapeutics in the treatment of solid tumors, especially when given in combination with new targeted therapies, creates an exciting potential market opportunity for our picoplatin product candidate.  Based on clinical data to date, we believe that picoplatin will effectively treat tumors resistant to existing platinum-based drugs and will be better tolerated by cancer patients.”

Poniard is evaluating intravenous picoplatin in an ongoing Phase 2 clinical trial in small cell lung cancer (SCLC) and in Phase 1/2 clinical trials in colorectal and hormone-refractory prostate cancers.  A Phase 1 trial is also underway evaluating an oral formulation of picoplatin in patients with solid tumor malignancies.  The Company plans to initiate the pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of intravenous picoplatin for the treatment of SCLC in the first half of 2007.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; market acceptance of the Company’s proposed products, the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NOTE: Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun
Poniard Pharmaceuticals
Corporate Communications
7000 Shoreline Court, Suite 270
South San Francisco, CA  94080
206-286-2517
jrathbun@poniard.com

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